OPPENHEIMER EQUITY FUND – EXHIBIT 77C

SPECIAL SHAREHOLDER MEETING (Unaudited)

On February 10, 2017, a shareholder meeting of Oppenheimer Equity Fund (the "Fund") was held at which the sub-proposal below was approved as described in the Fund's proxy statement dated November 21, 2016 (the "Proxy Statement").  The following is a report of the votes cast:

Proposal: To approve an Agreement and Plan of Reorganization (the "Reorganization Agreement") between Equity Fund and Main Street Fund, and the transactions contemplated thereby, including: (i) the transfer of all of the assets of the Equity Fund to Main Street Fund solely in exchange for Class A, Class B, Class C, Class R and Class Y shares of the Main Street Fund and the assumption by Main Street Fund of all the liabilities of Equity Fund, (ii) the distribution of shares of Main Street Fund to the corresponding Class A, Class B, Class C, Class R and Class Y shareholders of the Equity Fund in complete liquidation of Equity Fund; and (iii) the cancellation of the outstanding shares of the Equity Fund (all of the foregoing being referred to as the "Reorganization":

      For       Against                                                                  Abstain

48,076,438 1,732,696 $6,857,409